                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                      OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.    )
                                              ---
Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240,14a-11(c) or
       Section 240,14a-12
                                Uni-Marts, Inc.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                 ----------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

[ x ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
       3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

          ---------------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
       * Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filings.

       1) Amount Previously Paid:

          ---------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
       3) Filing party:

          ---------------------------------------------------------------------
       4) Date Filed:

          ---------------------------------------------------------------------

                                 UNI-MARTS, INC.
                              477 East Beaver Avenue
                      State College, Pennsylvania 16801-5690





                                           January 25, 1996



Dear Stockholder:

       You are cordially invited to attend the Annual Meeting of Stockholders of Uni-Marts, Inc. The meeting will be held at the Days Inn Penn State, 240 South Pugh Street, State College, Pennsylvania, on Thursday, February 22, 1996, commencing at 10:00 A.M.

       At the meeting, you will be asked to vote on the following proposals:

       1. Election of three directors who will serve until the Annual Meeting of Stockholders in 1999;

       2.      Approval of the Company's 1996 Equity Compensation Plan;

       3. Amendment of the Company's existing Equity Compensation Plan to provide for grants of nonqualified stock options to nonemployee directors based on years of service; and

       4. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1996.

       Your vote is important. Whether or not you plan to attend the meeting, please sign, date and mail your proxy in the enclosed postpaid envelope promptly.

                                           Sincerely,



                                           /S/ HENRY D. SAHAKIAN

                                           HENRY D. SAHAKIAN
                                           Chairman of the Board
                                            and Chief Executive Officer

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                    ---------

                                 UNI-MARTS, INC.
                             477 East Beaver Avenue
                     State College, Pennsylvania 16801-5690

                                    ---------


TO THE STOCKHOLDERS:

       You are hereby notified that the Annual Meeting of Stockholders of Uni-Marts, Inc., a Delaware corporation, will be held at the Days Inn Penn State, 240 South Pugh Street, State College, Pennsylvania, at 10:00 A.M. on Thursday, February 22, 1996, for the following purposes:

        1. To elect three directors who will serve until the Annual Meeting of Stockholders in 1999;

        2.     To approve the Company's 1996 Equity Compensation Plan;

        3. To amend the Company's existing Equity Compensation Plan to provide for grants of nonqualified stock options to nonemployee directors based on years of service;

        4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1996; and

        5. To transact such other business as may properly come before the meeting. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on January 4, 1996 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.


                                                /S/ HARRY A. MARTIN

                                                HARRY A. MARTIN
                                                Secretary


State College, Pennsylvania
January 25, 1996

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                                  UNI-MARTS, INC.
                              477 East Beaver Avenue
                      State College, Pennsylvania 16801-5690

                                    ---------

                                 PROXY STATEMENT

                                    ---------

        This Proxy Statement is furnished to the stockholders of Uni-Marts, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders on February 22, 1996 (the "Annual Meeting") and any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about January 25, 1996. The expense of preparing, printing and mailing the Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's stock.

        Shares represented by valid proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. A proxy may be revoked by a stockholder by written notice of such revocation or by a later dated proxy delivered to the Secretary of the Company at any time prior to the shares represented by such proxy being voted.

        Holders of record of the Company's Common Stock, par value $.10, at the close of business on January 4, 1996 are entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were outstanding 6,385,910 shares of the Company's Common Stock. Each stockholder has one vote per share on all items of business properly presented at the Annual Meeting. Under the Amended and Restated By-laws of the Company, the presence of a quorum is required for the transaction of business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the total number of shares issued and outstanding and entitled to vote thereat and a majority of the voting power of the shares issued and outstanding shall constitute a quorum for the transaction of business. Action on all matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on such matters. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved. Votes cast by stockholders will be counted by Chemical Mellon Shareholder Services, L.L.C., the Company's transfer agent. The Company does not have any policy with respect to maintaining the confidentiality of proxies, ballots or vote tabulations.

        A copy of the 1995 Annual Report, which includes financial statements for the fiscal year ended September 30, 1995, is enclosed.

                                    PROPOSAL I
                              ELECTION OF DIRECTORS

        The Board of Directors is composed of three classes. Class I and Class II Directors will serve until the Annual Meetings of Stockholders in 1997 and 1998, respectively, and thereafter for terms of three years until their successors have been elected and qualified. The Directors comprising Class III will be elected at the Annual Meeting and will serve until the Annual Meeting of Stockholders in 1999 and thereafter for terms of three years until their successors have been elected and qualified. Class I and Class III are each composed of three Directors and Class II is composed of four Directors.

        The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for election of the nominees named below. If for any reason any of the nominees becomes unable or is unwilling to serve, at the time of the Annual Meeting the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election. Directors shall be elected by a majority of the votes cast.

        The following sets forth information as to each nominee for election as a Director at the Annual Meeting, each Director continuing in office and an Executive Officer who is not a Director, including their ages, present principal occupations, other business experience for at least the last five years and memberships on committees of the Board of Directors:

        Nominees for election at the Annual Meeting with terms expiring in 1999:

Name                                  Age        Position
----                                  ---        --------
Joseph V. Paterno (1)(3)(5)           69         Director
Charles C. Pearson, Jr. (2)(3)        56         Director
Daniel D. Sahakian (2)(3)(4)          63         Director

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.

     Directors whose present terms continue until 1997:

Name                                  Age        Position
----                                  ---        --------
Henry D. Sahakian (3)(4)(5)           59         Chairman of the Board and Chief
                                                 Executive Officer
Bruce K. Heim (2)(3)(4)               54         Director
Michael J. Serventi (1)(5)            45         Director

     Directors whose present terms continue until 1998:

Name                                  Age        Position
----                                  ---        --------
J. Kirk Gallaher                      49         Executive Vice President, Chief
                                                 Financial Officer and Director
G. David Gearhart (3)(4)(5)           43         Director
Jeremiah A. Keating (1)(5)            56         Director
Charles R. Markham                    60         President, Chief Operating
                                                 Officer and Director

     Executive Officer:

Name                                  Age        Position
----                                  ---        --------
Howard D. Romines                     61         Executive Vice President

--------------
(1)    Member of the Audit Committee.
(2)    Member of the Compensation Committee.
(3)    Member of the Executive Committee.
(4)    Member of the Nominating Committee.
(5)    Member of the Strategic Planning Review Committee.

       Henry D. Sahakian is the founder of the Company and has served as Chairman of the Board since the Company's inception. He also served as the Company's President until 1994.

       J. Kirk Gallaher joined the Company in April 1980 and has served as Executive Vice President and Chief Financial Officer since 1994. From 1987 to 1994, Mr. Gallaher served as the Company's Senior Vice President. Mr. Gallaher became a Director of the Company in October 1986.

       G. David Gearhart became Senior Vice President and Managing Director of Grenzebach Glier & Associates, Inc. in 1995. He was Senior Vice President for Development and University Relations of The Pennsylvania State University for the preceding ten years. Mr. Gearhart became a Director of the Company in October 1994.

       Bruce K. Heim has served for the past 13 years as Chairman of the Board and President of Keystone Real Estate Group, Inc., a property management and investment company located in State College, Pennsylvania. Mr. Heim became a Director of the Company in November 1977.

       Jeremiah A. Keating has been President of Jet Aviation Business Jets, Inc., a company providing charter aircraft services located in Teterboro, New Jersey, since February 1990. Mr. Keating became a Director of the Company in September 1987.

       Charles R. Markham joined the Company in February 1975 and has served as President and Chief Operating Officer since 1994. From 1981 to 1994, Mr. Markham served as the Company's Executive Vice President. Mr. Markham became a Director of the Company in January 1978.

       Joseph V. Paterno has been the head coach of The Pennsylvania State University football team for the past 28 years. Mr. Paterno became a Director of the Company in December 1986.

       Charles C. Pearson, Jr. has been Market President and Chief Executive Officer of PNC Bank, Central PA, a subsidiary of PNC Bank, Pittsburgh, PA, since 1994. From 1988 to 1994, he was President and Chief Executive Officer of United Federal Bancorp, Inc. until its acquisition by PNC Bank, National Association. Mr. Pearson became a Director of the Company in October 1994.

       Howard D. Romines joined the Company in March 1979 and has served as Executive Vice President since 1994. Mr. Romines served as the Company's Vice President of Operations from 1985 to 1994.

       Daniel D. Sahakian has served for the past 15 years as President and Chief Executive Officer of HFL Corporation and for the past eight years as President of Unico Corporation, both of which are controlled by him and Henry D. Sahakian. HFL Corporation and Unico Corporation are commercial real estate companies. Mr. Sahakian became a Director of the Company in October 1981. He is Henry D. Sahakian's brother.

       Michael J. Serventi has been President and Chief Executive Officer of Lew-Mark Baking Co. and Garden State Cookies for the past 12 years. Mr. Serventi became a Director of the Company in December 1986.

       For information with respect to the share ownership of the Company's Directors, see "Principal Stockholders."

       The Board of Directors met five times during the last fiscal year. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee and a Strategic Planning Review Committee. The Audit Committee communicates with and receives information directly from the Company's independent auditors. The Audit Committee met two times during the last fiscal year. The Compensation Committee periodically reviews, implements and administers the compensation policies and programs for and performance of the Company's executive officers and establishes guidelines for the compensation of other personnel. The Compensation Committee met three times during the last fiscal year. The Executive Committee meets as needed between full board meetings to discuss and act upon certain significant matters affecting the Company. The Executive Committee met two times during the last fiscal year. The Nominating Committee considers nominees recommended by security holders pursuant to procedures set forth in the Company's By-laws. The Nominating Committee met one time during the last fiscal year. The Strategic Planning Review Committee meets periodically to review and make recommendations regarding the Company's strategic plan. The Strategic Planning Review Committee met two times during the last fiscal year. Each incumbent director attended more than 75% of the meetings of the Board of Directors and the meetings of Board Committees on which each Director served.

                                                                      EXECUTIVE COMPENSATION
       SUMMARY COMPENSATION TABLE.  The following table sets forth the total annual compensation paid or accrued by the Company to or for each executive officer of the Company for the periods listed below.
                                     SUMMARY COMPENSATION TABLE
                                                                                    Long-Term Compensation
                                                                                -------------------------------
                                                                                             Awards
                                                                                -------------------------------
                                                                                 Securities
                                   Annual Compensation            Underlying     Performance          All
                              -----------------------------      Options/SARs     Unit Plan          Other
Name and Principal Position   Year   Salary ($)   Bonus ($)     (# of Shares)   (# of Units)      Comp. ($)
----------------------------  ----   ----------   ---------     -------------   ------------   ----------------
Henry D. Sahakian,            1995    270,000      167,832         13,000          1,650       61,342 (a)(b)(c)
Chairman of the Board         1994    270,000      115,735         13,100          1,572       20,175 (a)(b)(c)
and Chief Executive Officer   1993    270,000       39,600              0                      54,960 (a)(b)(c)

Charles R. Markham,           1995    150,000      105,894          8,500          1,120       50,733 (a)(b)(c)
President, Chief Operating    1994    136,500       94,035          7,960            955       51,132 (a)(b)(c)
Officer and Director          1993    130,250       30,000              0                      50,726 (a)(b)(c)

J. Kirk Gallaher,             1995    130,000       93,906          6,500            840       24,879 (a)(b)(c)
Executive Vice President,     1994    122,250       79,570          5,960            715       25,283 (a)(b)(c)
Chief Financial Officer       1993    116,650       30,000              0                      24,921 (a)(b)(c)
and Director

Howard D. Romines,            1995       100,000    31,968          2,500            335       21,958 (a)(b)(c)
Executive Vice President (d)  1994        85,000    20,000          2,500              0       21,534 (a)(b)(c)
-----------------------
(a)    Includes premiums paid by the Company on split-dollar insurance policies on the lives of Henry D.
       Sahakian, Charles R. Markham, J. Kirk Gallaher and Howard D. Romines in the amounts of $54,365,
       $44,605, $18,851 and $15,751, respectively, for the fiscal year ended September 30, 1995, $12,132,
       $44,605, $18,851 and $15,752, respectively, for the fiscal year ended September 30, 1994 and, for
       Messrs. Sahakian, Markham and Gallaher, $47,630, $44,605 and $18,851, respectively, for the fiscal year ended September 30, 1993.

(b)    Includes Company contributions to the Company's Deferred Compensation Plan in the amount of $5,000 for each executive officer listed.

(c)    Includes Company contributions to the Company's Retirement Savings and Incentive Plan (the "Savings
       Plan") for Messrs. Sahakian, Markham, Gallaher and Romines in the amounts of $1,977, $1,128, $1,028 and
       $1,207, respectively, for the fiscal year ended September 30, 1995, $3,043, $1,527, $1,432 and $782, respectively, for the fiscal year ended September 30, 1994 and, for Messrs. Sahakian, Markham and
       Gallaher, $2,330, $1,121 and $1,070, respectively, for the fiscal year ended September 30, 1993.

(d)    Mr. Romines was elected as an Executive Officer in October 1994.

                                                        5

       GRANTS OF STOCK OPTIONS. The following table sets forth incentive stock options granted to executive officers during the fiscal year ended September 30, 1995.

                                         OPTION/SAR GRANTS TABLE
                                  Option/SAR Grants in Last Fiscal Year

                                                                                                    Potential
                                                                                                 Realizable Value
                                                                                                at Assumed Annual
                                                                                                  Rates of Stock
                                                                                                Price Appreciation
                                             Individual Grants                                   For Option Terms
                          ------------------------------------------------------                ------------------
                                           % of Total
                                          Options/SARs
                           Options/        Granted to       Exercise
                             SARs         Employees in        Price       Expiration
     Name                 Granted (#)     Fiscal Year       ($/Share)        Date               5% ($)      10% ($)
--------------            -----------     ------------      ---------     ----------            -------     -------
Henry D. Sahakian           13,000           22.0%           $5.375        10-16-04              43,944     111,363
Charles R. Markham           8,500           14.4%           $5.375        10-16-04              28,733      72,814
J. Kirk Gallaher             6,500           11.0%           $5.375        10-16-04              21,972      55,681
Howard D. Romines            2,500            4.2%           $5.375        10-16-04               8,451      21,416


         STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUES. The following table sets forth information concerning the value of stock options held at the end of the fiscal year ended September 30, 1995 by each of the Company's executive officers.

                                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                    AND FISCAL YEAR-END OPTION VALUES

                                                                               Number of
                                                                              Securities                Value of
                                                                              Underlying               Unexercised
                                                                              Unexercised             In-The-Money
                                                                            Options/SARs at           Options/SARs
                                            Shares                            FY-End (#)              at FY-End ($)
                                           Acquired          Value          ---------------           -------------
                                              on            Realized          Exercisable/            Exercisable/
       Name                                Exercise           ($)             Unexercisable           Unexercisable
       ----                                --------         --------         ---------------          -------------
Henry D. Sahakian                            6,000            9,960           73,100/13,000           241,746/21,125
Charles R. Markham                               0                0           58,695/8,500            143,865/13,813
J. Kirk Gallaher                            20,000           82,500           36,695/6,500             55,615/10,563
Howard D. Romines                                0                0           23,665/2,500             60,232/ 4,063

All options held by the named individuals were fully exercisable at September 30, 1995 except options granted on October 17, 1994.

         LONG-TERM INCENTIVE PLAN - AWARDS IN THE LAST FISCAL YEAR. The following table sets forth certain information concerning awards made under the Company's Performance Unit Plan (the "Performance Plan") to the named executives during the fiscal year ended September 30, 1995.

                                           LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

                                                             Performance            Estimated Future-Payouts Under
                                        Number of              or Other               Non-Stock Price-Based Plans
                                      Shares, Units          Period Until           -------------------------------
                                        or Other             Maturation or          Threshold          Target         Maximum
      Name                            Rights (#)               Payout               ($ or #)         ($ or #)        ($ or #)
      ----                           -------------          -------------          ---------         --------        --------
Henry D. Sahakian                        1,650                 3 Years                $0             $82,500         $95,000
Charles R. Markham                       1,120                 3 Years                $0             $56,000         $68,500
J. Kirk Gallaher                           840                 3 Years                $0             $42,000         $54,500
Howard D. Romines                          335                 3 Years                $0             $16,750         $29,250

        Units shown in this table represent performance units under the Performance Plan. The Performance Plan determines the amount of compensation over three-year periods based upon the performance of the Company as well as upon each executive officer meeting individual goals consistent with that officer's position with the Company. The actual value of a performance unit at the end of the performance period is dependent 50% upon the Company achieving its cash flow target during the period and 50% upon the individual achieving the personal goals set for him.

        COMPENSATION OF DIRECTORS. Each Director who is not an officer of the Company received a retainer of $7,500, of which $5,000 was paid in shares of Common Stock, and a grant of nonqualified stock options to purchase 2,000 shares of the Company's Common Stock at an exercise price of $5.625 for serving as a Director during fiscal year 1995. Each Director also received a fee of $1,000 for each board or committee meeting attended. Committee chairmen received $2,000 for each meeting they chaired.

        EMPLOYMENT AGREEMENTS. The Company has entered into a change-in-control agreement with each of Messrs. Henry D. Sahakian, Markham, Gallaher and Romines which provides for, among other things, the payment of an amount equal to 2.99 times the officer's base compensation if such officer's employment is terminated in connection with a change-in-control of the Company.


              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Company's Board of Directors are Messrs. Heim, Pearson and Daniel D. Sahakian. Mr. Heim is a director of Unico Corporation ("Unico"), formerly the Company's parent, the majority of the stock of which is beneficially owned or controlled by Henry D. Sahakian and Daniel D. Sahakian.

        In fiscal year 1995, the Company acquired real property for $1,605,300 by exercising an option that was controlled by Whitehall Associates, a partnership in which the Company was a partner. Mr. Heim is also a partner in a partnership which controls 75% of Whitehall Associates. The Company also paid rents of $86,300 to Whitehall Associates in fiscal year 1995.

        The Company leases one store location from Daniel D. Sahakian which Mr. Sahakian purchased from HFL Corporation in fiscal year 1995. The lease has a remaining term of 13 years with two five-year and one four-year renewal options, with the rent increasing by 2% each year. Rent paid to Daniel D. Sahakian under this lease during fiscal year 1995 was $24,400.

        During fiscal year 1995, the Company leased seven store locations and four other locations from Unico. Certain directors, executive officers and stockholders of the Company are also directors, executive officers and stockholders of Unico. Effective October 1, 1992, the leases for seven of these locations are for terms of 15 years with two five-year and one four-year renewal options. Annual rental increases are limited to a maximum of 2% each year. The leases for the remaining four locations are for one-year periods, with rents increasing by 2% each year, and are cancelable only at the option of the Company
at the end of any year upon six months' written notice.   Aggregate rent paid
under these leases to Unico during fiscal year 1995 was $250,200.

        The Company leases its corporate headquarters, certain storage facilities and four of its store locations from HFL Corporation, all of the stock of which is beneficially owned or controlled by Henry D. Sahakian and Daniel D. Sahakian. The leases for the corporate headquarters and storage facilities were entered into between 1991 and 1995 and expire in 1996 to 2000, and provide for a current aggregate annual rent of $350,700. Some of the leases are renewable annually subject to increases of 2% to 4%. The aggregate rent paid to HFL Corporation for the corporate headquarters and storage facilities was $342,400 for fiscal year 1995. The four leases of store locations from HFL Corporation were entered into between August 1991 and September 1995, are for terms of five years with renewal options and provide for annual rents aggregating $84,100. The aggregate rent paid under these leases to HFL Corporation during fiscal year 1995 was $83,300.

        During fiscal year 1995, the Company received from HFL Corporation $10,400 for reimbursement for certain general and administrative expenses. The Company intends to continue to provide some administrative services for HFL Corporation and expects to be reimbursed therefor.

        On February 26, 1993, the Company made a one-time, special grant of nonqualified stock options to Henry D. Sahakian and Daniel D. Sahakian each to purchase 150,000 shares of Common Stock at a price of $4.50 per share in exchange for their relinquishment of effective voting control of the Company as a result of the elimination of the super-majority voting provisions of the Company's Class B Common Stock.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") is responsible for implementing and administering the Company's compensation policies and programs for its executive officers. A subcommittee of the Committee administers the Company's Equity Compensation Plan (the "Stock Option Committee"). The Committee and the Stock Option Committee both are composed entirely of nonemployee directors. The Committee's compensation policy is to provide a comprehensive structure that will (i) motivate the officers to implement and achieve the Company's strategic and financial goals, (ii) retain and attract key executive personnel and (iii) align a significant portion of the compensation of management with the interests of the stockholders through stock options and other long-term incentives that are designed to provide additional compensation only when the Company achieves good financial results and all stockholders benefit. The Company and the Committee are strongly committed to maximizing stockholder value through consistent growth and profitability.
                                        8

        The Company's overall compensation program for its executive officers is comprised of the following elements:

         A.    Base Salary;
         B.    Annual Bonus Plan;
         C.    Long-Term Incentive Program composed of:
               (i)    Stock Option Plan; and
               (ii)   Performance Unit Plan


BASE SALARY AND BENEFITS

         The Committee reviews the base salary and benefits provided to each executive officer on an annual basis and evaluates this compensation against available data for other businesses. The Committee monitors base salary studies prepared by independent consulting firms, proxy information and other similar data to attempt to ensure that the Company continues to provide competitive levels of compensation. The Committee believes that the compensation provided is competitive with that generally offered by comparable convenience store operators and other similarly sized businesses.


BONUSES

         For the fiscal year ended September 30, 1995, bonuses were awarded to the executive officers based upon the terms of the Annual Bonus Plan, as administered by the Committee. The plan rewards the executive officers based on the amount of increase of the Company's pre-tax earnings over the previous fiscal year (without regard to extraordinary items). If pre-tax earnings do not equal or exceed that of the previous year, no bonuses will be paid to any executive officer. As illustrated by the statement of earnings set forth in the Company's Annual Report, the Company's fiscal performance merited the bonuses paid. Bonuses earned for the fiscal year, as a percent of each individual's total salary and bonuses, were approximately 38% for Mr. Sahakian, 41% for Mr. Markham, 42% for Mr. Gallaher and 24% for Mr. Romines. The Committee believes that the bonus plan is designed to relate executive compensation directly to Company performance so that such bonuses will provide a financial reward only for the achievement of substantial business results.


STOCK OPTIONS

         The Committee believes that stock ownership by executive officers is important in order that a portion of each executive's compensation is directly aligned with the economic interest of the stockholders of the Company. The Stock Option Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term stock retention and foster an executive officer's proprietary interest in the Company. Under the Equity Compensation Plan, options are issued at a price equal to the fair market value of a share of Common Stock on the date of grant and the options expire after ten years. Although the grant of stock options and the number of shares subject to option are discretionary with the Stock Option Committee, executives have annually received stock options in order to allow them to increase their stock ownership. In addition, the Committee takes the number of shares subject to option and the potential long-term benefit to the executives into account in setting each executive's overall compensation targets. Because the Company and the Stock Option Committee believe that stock options are a valuable incentive, in recent years, stock options have been extended to many other individuals employed by the Company.


PERFORMANCE UNIT PLAN

         The objectives of the Performance Plan are to provide a meaningful long-term incentive to senior executives and encourage their continued employment by the Company. Under the Performance Plan, the amount of compensation is determined over succeeding three-year periods based upon the performance of the Company, as well as upon each executive officer meeting individual goals consistent with that officer's position with the Company. On October 1, 1995, a total of 3,580 performance units were granted to the four executive officers (1,500 for Mr. Sahakian, 1,030 for Mr. Markham, 740 for Mr. Gallaher and 310 for Mr. Romines). Each performance period unit has an initial value of $50 and the performance period will end on September 30, 1998. The actual value of the performance unit at the end of the performance period is dependent (50%) upon the Company achieving its cash flow target during the period and (50%) on the individual achieving the personal goals set for him.
The actual value of a performance unit at the end of the period may vary from 0% to in excess of 100% of the $50 nominal value.


CHIEF EXECUTIVE OFFICER COMPENSATION

         The salary, bonus and stock option and performance unit awards of the Chief Executive Officer are determined by the Committee and the Stock Option Committee, in conformance with the policies described above. Mr. Sahakian was paid a base salary for the fiscal year ended September 30, 1995 of $270,000. In order to keep Mr. Sahakian's base salary and benefits in line with the Committee's philosophy for the future, Mr. Sahakian's base salary was increased for the fiscal year commencing October 1, 1995 to $288,900 (the same percentage increase granted to other executive officers even though Mr. Sahakian had not received an increase in either of the last two fiscal years). Mr. Sahakian will continue to participate, and receive potential rewards under, the incentive based plans established for that purpose. In this way, the Committee is acting consistently with its philosophy of making much of an executive's total compensation dependent upon the Company's performance.


         The Company continues to monitor the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid the Chief Executive Officer and the four most highly compensated other officers to $1 million each except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The Company's current stock option plan and the proposed new stock option plan, if approved by stockholders, meet the requirements of Section 162(m). In light of this, the Committee does not believe that Section 162(m) will have any adverse affect on the Company but continues to evaluate the Company's compensation program in light of that restriction.


Bruce K. Heim, Chairman
Charles C. Pearson, Jr.
Daniel D. Sahakian

                                 PERFORMANCE GRAPH

         The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return on the Standard and Poor's 500 Index and a peer group index based on the common stock of the following three companies: Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc. The cumulative total stockholder return set forth in the graph assumes the investment of $100 in the Company's Common Stock and each index on September 30, 1990, and reinvestment of all dividends.




























                  9/30/90     9/30/91     9/30/92     9/30/93     9/30/94     9/30/95
                  -------     -------     -------     -------     -------     -------
Uni-Marts, Inc.     100          90          79         150         149         213

S & P 500           100          131        146         165         171         221

Peer Group          100          185        200         263         285         525


                                 CERTAIN TRANSACTIONS

         The Company received commissions of $310,300 in fiscal 1995 from Coinfone Telecommunications, Inc. ("CTI") for coin-operated telephones installed at certain of the Company's convenience store locations. The majority of the stock of CTI is beneficially owned or controlled by persons related to Henry D. Sahakian.

         The foregoing transaction and those described under "Compensation Committee Interlocks and Insider Participation" were or are, as the case may be, on terms which are at least as favorable as could have been obtained with or from a third party. All such transactions were approved by a majority of the independent directors of the Board.


                                 PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 4, 1996, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's Directors and Executive Officers and
(iii) all of the Directors and Executive Officers as a group. As of such date, there were 6,385,910 shares of Common Stock outstanding.

                                                       Common Stock
                                                 Beneficial Ownership (1)
                                              -----------------------------
Name and Address of Beneficial Owner (2)          Shares            Percent
----------------------------------------      --------------        -------
Henry D. Sahakian                               794,645 (3)          12.0%
Daniel D. Sahakian                            1,035,371 (4)          15.8
J. Kirk Gallaher                                 80,587 (5)           1.3
G. David Gearhart                                 4,390 (6)           0.1
Bruce K. Heim                                    38,052 (7)           0.6
Jeremiah A. Keating                               5,998 (8)           0.1
Charles R. Markham                               85,293 (9)           1.3
Joseph V. Paterno                                37,248 (10)          0.6
Charles C. Pearson, Jr.                          10,224 (11)          0.2
Howard D. Romines                                26,362 (12)          0.4
Michael J. Serventi                             242,662 (13)          3.8
All Directors and Executive Officers
   as a Group (11 persons)                    2,360,832              34.1
Alexander Sahakian Trust                        423,500               6.6
Armen Sahakian Trust                            423,500               6.6

---------------
(1) Includes options to purchase Common Stock granted pursuant to the Company's Equity Compensation Plan and certain nonqualified stock options which are exercisable within 60 days.

(2)       Addresses of all beneficial owners listed are in care of the Company.

(3) Includes 92,400 shares held by Henry D. Sahakian jointly with his wife, 36,500 shares owned by his wife, 6,513 shares held in the Savings Plan and options to purchase 236,100 shares of Common Stock.

          Henry D. Sahakian is one of two trustees for two trusts for the benefit of Daniel D. Sahakian's children. Henry D. Sahakian disclaims beneficial ownership of and the beneficial ownership in the table above does not include the stock held by these trusts.

(4) Includes 423,500 shares owned by Daniel D. Sahakian's wife, 44,000 shares held jointly with his wife, 70,115 shares held as trustee for two trusts and options to purchase 152,000 shares of Common Stock. The beneficial ownership in the table above does not include 847,000 shares held by two trusts for the benefit of Daniel D. Sahakian's children.

(5) Includes 36,357 shares held by Mr. Gallaher jointly with his wife, 1,035 shares held in the Savings Plan and options to purchase 43,195 shares of Common Stock.

(6) Includes 1,036 shares held by Mr. Gearhart jointly with his wife and options to purchase 2,000 shares of Common Stock.

(7) Includes 3,630 shares owned by the Heim Family Partnership, 26,512 shares owned by Mr. Heim's wife and options to purchase 2,000 shares of Common Stock.

(8) Includes 1,100 shares held by Mr. Keating jointly with his wife and options to purchase 2,000 shares of Common Stock.

(9) Includes 1,704 shares held in the Savings Plan and options to purchase 67,195 shares of Common Stock.

(10) Includes 32,350 shares held by Mr. Paterno jointly with his wife and options to purchase 2,000 shares of Common Stock.

(11)      Includes options to purchase 2,000 shares of Common Stock.

(12) Includes 2,235 shares held in the Savings Plan and options to purchase 23,665 shares of Common Stock.

(13)      Includes options to purchase 2,000 shares of Common Stock.


         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of its Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended September 30, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

                                   PROPOSAL II
                            APPROVAL OF THE COMPANY'S
                          1996 EQUITY COMPENSATION PLAN

THE PROPOSAL

          At the Annual Meeting, a proposal will be presented to the stockholders to approve the adoption of the Company's 1996 Equity Compensation Plan (the "1996 Plan"). The 1996 Plan was created to assist the Company in retaining and attracting employees, officers and members of the Board who are not employees ("Nonemployee Directors") by offering those individuals a propriety interest in the Company. On November 6, 1995, the Board of Directors adopted the 1996 Plan, subject to stockholder approval at the Annual Meeting. The 1996 Plan will not be effective unless or until stockholder approval is obtained.


VOTE REQUIRED FOR APPROVAL

          The proposal to approve the 1996 Plan requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions may be specified with respect to the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the Annual Meeting is required to approve the proposal. Broker nonvotes are considered not present at the Annual Meeting for the purpose of voting on this proposal and, therefore, will not be voted or have any effect on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.


DESCRIPTION OF THE PLAN

          The 1996 Plan is set forth as Exhibit A to this Proxy Statement. The description of the 1996 Plan contained herein is qualified in its entirety by reference to the 1996 Plan document.

          GENERAL. The purpose of the 1996 Plan is to encourage stock ownership by employees and Nonemployee Directors of the Company and its subsidiaries so that such individuals may acquire or increase their proprietary interest in the Company and its subsidiaries, participate as a stockholder in its success and may be encouraged to remain employees or directors of the Company and its subsidiaries. Subject to certain circumstances discussed below, the 1996 Plan provides that the Company is authorized to grant options to purchase up to 1,000,000 shares of Common Stock. If and to the extent options granted under the 1996 Plan terminate or expire without being exercised, the shares subject to such options again will be available for purposes of the 1996 Plan.

          ADMINISTRATION OF THE PLAN. The 1996 Plan will be administered and interpreted by a Committee of the Board (the "Plan Committee") consisting of not less than two persons appointed by the Board from among its members who have not received within the preceding one-year period, an option under the 1996 Plan or an option or similar award under any other Company plan where the grant was made on a discretionary basis. In addition, each member of the Plan Committee will be an "outside" director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

          The Plan Committee, in its discretion, has the authority to designate the employees (including officers, whether or not they are directors) of the Company to whom options are to be granted under the 1996 Plan and the number of options to be granted to each such employee.

          GRANTS. Incentives under the 1996 Plan consist of incentive stock options ("ISOs") within the meaning of Section 422 of the Code, nonqualified stock options ("NQSOs"), (hereinafter collectively referred to as "Stock Options") and shares of Common Stock (collectively referred to as "Grants").
All Grants are subject to the terms and conditions set forth in the 1996 Plan and to those other terms and conditions consistent with the 1996 Plan as the Plan Committee deems appropriate and as are specified in writing by the Plan Committee to the designated individual (the "Grant Letter"). The Plan Committee must approve the form and provisions of each Grant Letter to an individual.

          ELIGIBILITY FOR PARTICIPATION. Employees and Nonemployee Directors of the Company are eligible to participate in the 1996 Plan. As of December 31, 1995, the Company and its subsidiaries employed approximately 2,750 individuals and seven Nonemployee Directors who would be eligible to participate in the 1996 Plan.

          No optionee may receive Stock Options for more than 50% of the number of shares of Common Stock available for issuance under the 1996 Plan.

          The 1996 Plan provides that all Nonemployee Directors will automatically receive, on the date of the Annual Meeting, Grants of NQSOs to purchase 2,000 shares of Common Stock and an additional 500 shares of Common Stock for each year that the Director has served as a Nonemployee Director, up to a maximum of 4,000 shares per Grant.

          The exercise price of NQSOs granted to Nonemployee Directors is equal to the fair market value of a share of Common Stock on the date of the Annual Meeting as determined under the terms of the 1996 Plan. These options become exercisable one year after the date they are granted and expire upon the earlier of the date the Director ceases to be a Director (except on account of becoming an employee of the Company or nine months thereafter in the case of death or disability) or ten years from the date of grant.

          The 1996 Plan also provides that all Nonemployee Directors will automatically receive grants of shares of Common Stock on the date of the Annual Meeting. The Grants will be equal to and in lieu of two-thirds of the Nonemployee Director's annual retainer. For purposes of determining the number of shares to be distributed, the value of a share of Common Stock will be based on fair market value. Nonemployee Directors may not sell the shares of Common Stock for six months after the date they are granted.

          TERM, PURCHASE PRICE, VESTING AND METHOD OF EXERCISE. The exercise price of Stock Options granted under the 1996 Plan to employees may not be less than the fair market value of a share of Common Stock on the date of grant (110% of the fair market value for an ISO in the case of any person who holds more than 10% of the combined voting power of all classes of outstanding stock). On December 31, 1995, the fair market value of the Company's Common Stock was $8.25 per share.

          The Stock Options expire upon the earlier of the employee's termination of employment (subject to extension in the case of death or disability) or ten years from the date of grant (five years for an ISO in the case of any person who holds more than 10% of the combined voting power of all classes of outstanding stock).

          With respect to Stock Options granted to employees, the total number of Stock Options to be granted in any year under the 1996 Plan, the number and selection of the employees to receive Stock Options, the number of Stock Options granted to each person, the dates when Stock Options become exercisable and the circumstances under which the exercisability of Stock Options may be accelerated are wholly within the discretion of the Plan Committee. The aggregate fair market value of shares, determined on the date of grant, with respect to ISOs granted to any employee which become exercisable for the first time during any calendar year may not exceed $100,000.

          Under the terms of the 1996 Plan, the price payable upon exercise of a Stock Option must generally be paid in cash; however, the Plan Committee may permit, in the Grant Letter, the price to be paid in shares of the Company's Common Stock.

          AMENDMENT AND TERMINATION OF THE PLAN. The Board may make any amendment to the 1996 Plan, except, without approval of the Company's stockholders, no such amendment may change the number of shares subject to the 1996 Plan (or the individual limit for any optionee) or change the designation of the class of employees eligible to receive Stock Options. In addition, the Company's stockholders must approve amendments to the 1996 Plan as required under Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Code.

          The 1996 Plan will terminate on October 31, 2006, unless terminated earlier by the Board or extended by the Board with approval of the stockholders.


          AMENDMENT AND TERMINATION OF OUTSTANDING GRANTS. A termination or amendment of the 1996 Plan that occurs after a Stock Option or Common Stock is granted will not result in the termination or amendment of the Grant unless the grantee consents or unless the Plan Committee revokes a Grant the terms of which are contrary to applicable law. The termination of the 1996 Plan will not impair the power and authority of the Plan Committee with respect to outstanding Grants.

          ADJUSTMENT PROVISIONS. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or if the value of shares of Common Stock is substantially reduced on account of the Company's payment of an extraordinary dividend or distribution, or through a recapitalization, stock split, or combination or exchange of such shares, or merger, reorganization, or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event without the Company's receipt of consideration, the number of shares of Common Stock available for Grants, the maximum number of shares of Common Stock subject to Grants that an individual may receive during the term of the 1996 Plan, the number of shares subject to automatic Grants to Nonemployee Directors to be made after such event and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, will be proportionately adjusted by the Plan Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

          CHANGE IN CONTROL PROVISIONS. In the event of a Change in Control of the Company (as defined below), all outstanding Stock Options will become immediately exercisable, unless the Plan Committee determines otherwise. Optionees will be permitted to elect to exercise any outstanding Stock Options or to receive a cash payment equal to the excess of the fair market value of the shares of Common Stock subject to the outstanding Stock Options over the purchase price to be paid in the Change in Control. The cash payment alternative is available only if it does not render a Change in Control ineligible for pooling of interest accounting treatment or desired tax treatment. If the cash payment is unavailable, the optionee may elect to receive shares of Common Stock equal to the cash payment.

          If an optionee does not make an election in connection with a Change in Control where the Company is not the surviving corporation, his or her Stock Options will terminate, unless they are assumed by the surviving or acquiring company.

          A Change in Control of the Company will be deemed to have taken place if the Company is liquidated or dissolved, all or substantially all of its assets are sold, any person or group other than Henry D. Sahakian or Daniel D. Sahakian or members of their immediate families become the beneficial owners of more than 50% of the combined voting power of the Company's then outstanding securities or during any two-year period, there is a change in the majority of the members of the Board, unless such change is approved by existing Directors.

          OTHER PLAN PROVISIONS. A Grant under the 1996 Plan will not be construed as conferring upon any grantee a contract of employment or service, and such Grant will not confer upon the grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a Stock Option for a designated period of time following such termination.

          FEDERAL INCOME TAX CONSEQUENCES. Set forth below is a general description of the federal income tax consequences relating to Grants made under the 1996 Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

          NONQUALIFIED STOCK OPTIONS. There are no federal income tax consequences to optionees or to the Company upon the grant of an NQSO under the 1996 Plan. Upon the exercise of NQSOs, optionees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by exercise of an NQSO, an optionee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the optionee's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the optionee at the time of exercise of the NQSO).

          INCENTIVE STOCK OPTIONS. Optionees will not be subject to federal income taxation upon the grant or exercise of ISOs granted under the 1996 Plan, and the Company will not be entitled to a federal income tax deduction by reason of such Grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the Stock Option price (or the optionee's other tax basis in the shares) is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the Stock Option price (or the optionee's other tax basis in the shares), and the Company will not be entitled to any tax deduction in connection therewith.

          If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a "disqualifying disposition") and is a transaction in which a loss, if sustained, would be recognized, the optionee generally will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price (or the optionee's other tax basis in the shares), or (ii) the excess of the amount realized on the sale of the shares over the exercise price (or the optionee's other tax basis in the shares). In the case of a disqualifying disposition where a loss, if sustained, would not be recognized, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the Stock Option price (or the optionee's other tax basis in the shares). Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the optionee.

          Generally, where previously acquired Common Stock is used to exercise an outstanding ISO or NQSO, appreciation on such stock will not be recognized as income. However, if such Common Stock was acquired pursuant to the exercise of an ISO, a disqualifying disposition will be deemed to have occurred if such stock is used to exercise another ISO prior to the expiration of the applicable holding periods.

          STOCK GRANTS. A grantee normally will recognize taxable income upon receipt of a stock grant in an amount equal to the fair market value of the Common Stock at that time, and the Company will be entitled to a deduction in the same amount.

          TAX WITHHOLDING. The Company may require optionees who exercise NQSOs to remit an amount sufficient to cover the optionee's federal, state and local withholding tax obligations associated with the exercise of such NQSOs.

          SECTION 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The 1996 Plan, when approved by stockholders, is intended to make grants of Stock Options thereunder meet the requirements of "performance-based compensation."

STOCK OPTION GRANTS

          No Grants will be made under the 1996 Plan until after stockholder approval of the 1996 Plan at the Annual Meeting and until the fiscal year ended September 30, 1997. For information with respect to the grant of options to certain executive officers during the year ended September 30, 1995, similar to those which may be granted under the 1996 Plan, see the table captioned "Option Grants in Last Fiscal Year".

          The table below summarizes the number of Stock Options and shares of Common Stock that will be granted to Nonemployee Directors during the fiscal year ending September 30, 1997 under the proposed 1996 Plan, assuming stockholder approval.

            Recipient                                   Option Shares
          ----------------                              -------------
          G. David Gearhart                                  3,000
          Bruce K. Heim                                      4,000
          Jeremiah A. Keating                                4,000
          Joseph V. Paterno                                  4,000
          Charles C. Pearson, Jr.                            3,000
          Daniel D. Sahakian                                 4,000
          Michael J. Serventi                                4,000

                                     PROPOSAL III
                        APPROVAL OF AMENDMENTS TO THE COMPANY'S
                                EQUITY COMPENSATION PLAN

THE PROPOSAL

        At the Annual Meeting, a proposal will be presented to the stockholders to approve the adoption of Amendment 1995-1 to the Company's Equity Compensation Plan (the "Existing Plan"). On November 6, 1995, the Board of Directors adopted Amendment 1995-1 to the Existing Plan, subject to stockholder approval at the Annual Meeting. Amendment 1995-1 will not be effective unless or until stockholder approval is obtained.

        Under the proposal, the Existing Plan will be amended to increase the number of shares of Common Stock subject to the annual nondiscretionary stock option grant to each member of the Board who is not employed in any capacity by the Company (hereinafter referred to as a "Nonemployee Director").


VOTE REQUIRED FOR APPROVAL

        The proposal to amend the Existing Plan requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting for its approval. Abstentions may be specified on the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the Annual Meeting is required to approve the proposal.
Broker nonvotes are considered not present at the Annual Meeting for the purpose of voting on the proposal and, therefore, will not be voted or have any effect on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.

DESCRIPTION OF THE PLAN

        Amendment 1995-1 to the Existing Plan is set forth as Exhibit B to this Proxy Statement, and the description of the Existing Plan contained herein is qualified in its entirety by reference to the Plan document.

        GENERAL. In February, 1995, the stockholders approved the Existing Plan, as amended and restated. The Existing Plan provides for the grant to employees and Nonemployee Directors of the Company and its subsidiaries of incentive compensation in the form of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and stock awards. The Existing Plan permits the grant of stock options and stock awards of up to a maximum amount of 855,000 shares of Common Stock, of which options to purchase 537,195 shares of stock and stock awards of 6,223 shares of stock have previously been granted.

        A Board Committee (the "Plan Committee"), may select the employees to receive grants under the Existing Plan (the "Grantees"), the amount of Common Stock to be optioned to each such employee and the terms of each grant. As of December 31, 1995, the Company and its subsidiaries employed approximately 2,750 individuals who were eligible to participate in the Existing Plan. As of December 31, 1995, under the Existing Plan, 109,844 Stock Options have been exercised and 427,351 Stock Options were outstanding and held by all employees as a group.

        The Existing Plan provides that all Nonemployee Directors (there are currently seven Nonemployee Directors) will automatically receive on the date of the Annual Meeting, grants of NQSOs to purchase 2,000 shares of Common Stock for each fiscal year beginning on October 1, 1994. The exercise price of a NQSO granted to a Nonemployee Director is equal to the fair market value of the Common Stock on the date it is granted.

        The Existing Plan also provides that all Nonemployee Directors will automatically receive grants of shares of Common Stock on the date of the Annual Meeting for fiscal years beginning with the October 1, 1993 fiscal year. The grants will be equal to and in lieu of two-thirds of the Nonemployee Director's annual retainer. For purposes of determining the number of shares to be distributed, the value of a share of Common Stock will be based on fair market value.

        The exercise price of Common Stock subject to an ISO or NQSO granted to an employee may not be less than the fair market value of a share of stock on the date of grant. On December 31, 1995, the fair market value of the Company's Common Stock was $8.25 per share. The exercise period for stock options may not exceed ten years from the date of grant.

        PROPOSED AMENDMENT. The Board has amended the Existing Plan, subject to stockholder approval, to increase the number of shares of Common Stock subject to the annual grant of NQSOs to Nonemployee Directors. Amendment 1995-1 to the Existing Plan provides that, as of October 2, 1995, each Nonemployee Director was granted a NQSO to purchase 250 shares of Common Stock for each year of service as a Nonemployee Director, up to a maximum of 1,000 shares of Common Stock. Amendment 1995-1 also provides that, on the date of the 1996 Annual Meeting, each Nonemployee Director will receive a NQSO to purchase 2,000 shares of Common Stock, plus 500 shares of Common Stock for each year of service as a Nonemployee Director, up to a maximum of 4,000 shares per grant.

NONEMPLOYEE DIRECTOR GRANTS

        The table below summarizes the number of Stock Options that will be granted to Nonemployee Directors under the proposed Amendment 1995-1 to the Existing Plan, assuming stockholder approval. The table sets forth the information with respect to all current Nonemployee Directors.

                                  NEW PLAN BENEFITS
               EQUITY COMPENSATION PLAN, AS AMENDED BY AMENDMENT 1995-1

        Recipient (1)                             Number of Option Shares
        ---------                              ------------------------------
                                               October 2,        February 22,
                                                  1995               1996
                                               ----------        ------------
        G. David Gearhart                          250              2,500
        Bruce K. Heim                            1,000              4,000
        Jeremiah A. Keating                      1,000              4,000
        Joseph V. Paterno                        1,000              4,000
        Charles C. Pearson, Jr.                    250              2,500
        Daniel D. Sahakian                       1,000              4,000
        Michael J. Serventi                      1,000              4,000

--------------------
(1) Since only Nonemployee Directors are eligible for the increased stock option grants under Amendment 1995-1 to the Existing Plan, information with respect to only the Nonemployee Director Group is provided in this table.

                                      PROPOSAL IV
                  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP, Philadelphia, Pennsylvania, has acted as the Company's independent auditors for the fiscal year ended September 30, 1995. The Company intends to utilize the services of Deloitte & Touche LLP for the fiscal year ending September 30, 1996. A member of that firm will be present at the Annual Meeting to respond to appropriate questions from stockholders. He may also make a statement. The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for the ratification of the appointment of the firm of Deloitte & Touche LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE ABOVE-NAMED INDEPENDENT AUDITORS.


                              STOCKHOLDER PROPOSALS

        For the next annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company not later than September 27, 1996 to be considered for inclusion in the Company's proxy materials for the Annual Meeting to be held in 1997.

                                   OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented for action, but, if any other matter properly comes before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.


                                            By Order of the Board of Directors,

                                            /S/ HARRY A. MARTIN

                                            Harry A. Martin
                                            Secretary

State College, Pennsylvania
January 25, 1996

                                                                       EXHIBIT A
                                   UNI-MARTS, INC.
                            1996 EQUITY COMPENSATION PLAN


1.      PURPOSE

        The Uni-Marts, Inc. 1996 Equity Compensation Plan (the "Plan") is intended to be an incentive and to encourage stock ownership by employees and nonemployee directors of the Board of Directors (the "Nonemployee Directors") of Uni-Marts, Inc., a Delaware corporation (the "Corporation"), or any of its subsidiary corporations (the "Subsidiaries"), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), so that designated employees and Nonemployee Directors may acquire or increase their proprietary interest in the success of the Corporation and its Subsidiaries, and so that they may be encouraged to remain employees or Nonemployee Directors of the Corporation or its Subsidiaries. The grants made pursuant to the Plan include incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), nonqualified stock options ("Nonqualified Stock Options") (collectively the "Stock Options") and "formula" stock awards to Nonemployee Directors. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option.


2.      ADMINISTRATION

        The Plan shall be administered and interpreted by a committee (the "Committee") appointed by the Board of Directors of the Corporation (the "Board"). The Committee shall consist of not less than two Board members. No Committee member may have received, within the preceding one-year period, a Stock Option under the Plan or an option or similar award under any other Corporation plan where such award was made on a discretionary basis so that the Committee member will be a "disinterested person" as defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). Any Committee member who does not satisfy the foregoing requirement shall not serve in any capacity in administering the Plan until one year has elapsed from the date such option or award was granted. In addition to the foregoing, each Committee member will be an "outside director" as defined under Section 162(m) of the Code and related Treasury regulations.

        The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall from time to time, in its discretion, designate the employees who shall be granted Stock Options and the amount of stock to be optioned to each.

        The Committee shall have the sole authority to (i) determine the individuals to whom Stock Options shall be granted under the Plan, (ii) determine the type, size and terms of the Stock Options to be granted to each such individual, (iii) determine the time when the Stock Options will be granted and the duration of the exercise period, including the criteria for vesting and the acceleration of vesting, and (iv) deal with any other matters arising under the Plan. Nonemployee Directors shall only receive grants pursuant to the provisions of Section 6.

        The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in the best interest of the Corporation and in keeping with the objectives of the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant issued under it.

        Notwithstanding the foregoing, administration of Section 6 of the Plan is intended to be self-executing in accordance with the express terms and conditions of such Section. However, to the extent that determinations are required with respect to ministerial matters under the Plan with respect to grants to Nonemployee Directors, such determinations shall be made by the Board. In no event shall such determinations affect the eligibility of Grants made or to be made under the Plan as "formula grants" within the meaning of Rule 16b-3(c)(2)(ii) under the Exchange Act, or any applicable regulations.


3.      ELIGIBILITY

        The persons who shall be eligible to receive Stock Options shall be employees (including employees who are officers or members of the Board) and Nonemployee Directors of the Corporation or its Subsidiaries; provided, however, that Nonemployee Directors may only receive Nonqualified Stock Options and stock grants pursuant to Section 6 (collectively, the "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to an individual. With the exception of Grants to Nonemployee Directors, Grants under a particular Section of the Plan need not be uniform as among the grantees.

        Grants made pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.


4.      STOCK

        (a) The stock subject to the Grants issued hereunder shall be shares of the Corporation's authorized common stock (the "Common Stock"). The aggregate number of shares which may be issued under Grants shall not exceed 1,000,000 shares of Common Stock. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 4(b). During the term of the Plan, the maximum aggregate number of shares of Common Stock that shall be subject to Stock Options granted under the Plan to any single optionee shall not exceed 50% of the aggregate limitation specified above.

        In the event that any outstanding Stock Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Stock Option may again be subject to a Stock Option under the Plan.

        (b) If there is any change in the number or kind of shares of Common Stock issuable under the Plan through the declaration of stock dividends or if the value of outstanding shares of Common Stock is substantially reduced due to the Corporation's payment of an extraordinary dividend or distribution, or through a recapitalization, stock splits, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Corporation, reclassification or change in par value or by reason of any other extraordinary or unusual events affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, the maximum number of shares of Common Stock available for Grants, the maximum number of shares of Common Stock for which any one individual participating in the Plan may be granted over the term of the Plan, the number of shares covered by outstanding Grants, the number of shares specified in Section 6 subject to Grants to Nonemployee Directors, and the price per share or the applicable market value of such Grants, and the other terms and conditions of the Grants, as the Committee may deem necessary or desirable, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

        The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause any Incentive Stock Option to fail to comply with Section 422 of the Code.

        In the event of a change in the Common Stock of the Corporation as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.


5.      TERMS AND CONDITIONS OF STOCK OPTIONS

        (a) NUMBER OF SHARES. Each Grant Letter shall state the number of shares to which it pertains.

        (b) OPTION PRICE. Each Grant Letter shall state the option price, which shall not be less than 100% of the fair market value of the shares of Common Stock of the Corporation on the date of the granting of the Stock Option. During such time as such stock is not listed upon an established stock exchange or traded in the over-the-counter market, the fair market value per share shall be determined by the Committee at least annually by relying upon whatever evidence it deems appropriate which may include, but need not be limited to, recent sales of the Common Stock, opinions of professional appraisers and recent sales of comparable shares of other companies.

        If the Common Stock is traded in the over-the-counter market, the fair market value shall be the mean between the dealer "bid" and "ask" prices of the Common Stock in the New York over-the-counter market on the day the Stock Option is granted, as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed upon an established stock exchange or exchanges, the fair market value shall be the highest closing price of the Common Stock on such stock exchange or exchanges on the day the Stock Option is granted, or if no sale of the Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. Subject to the foregoing, the Committee in fixing the option price shall have full authority and discretion.

        (c) MEDIUM AND TIME OF PAYMENT. Unless otherwise specified in the Grant Letter, the option price shall be payable in United States dollars upon the exercise of the Stock Option and may be paid in cash or by check.

        (d) TERM AND EXERCISE OF OPTIONS. Unless otherwise specified in the Grant Letter, no Stock Option shall be exercisable either in whole or in part prior to 12 months from the date it is granted. Each Grant Letter shall state the date on which the Stock Option shall expire and no Stock Option shall be exercisable after ten years from the date on which it is granted. Stock Options may only be exercised by an optionee for so long as he is an employee of the Corporation or its Subsidiaries, except as otherwise provided in Section 5(f).

        The Grant Letter may provide that the Stock Option may be exercisable in installments rather than exercisable immediately in full. In such case, subject to the right of cumulation provided in the last sentence of this subsection, during each twelve-month period commencing 12 months from the date of the granting of the Stock Option, each Stock Option shall be exercisable as to not more than that percentage of the total number of shares covered thereby as the Committee shall specify in the Grant Letter, until all shares covered by the Stock Option shall have been purchased.

        The Committee may provide, in the case of a Stock Option not immediately exercisable in full, for the acceleration of the time at which the Stock Option may be exercised; provided, however, that all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Corporation (as defined herein), unless the Committee, in its sole discretion specifies otherwise.

        Not less than 100 shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under the Stock Option. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date the Stock Option is granted.

        (e) MANNER OF EXERCISE. An optionee may exercise a Stock Option which has become exercisable by delivering a notice of exercise to the Committee with accompanying payment of the option price in accordance with (g) below. Such notice may instruct the Corporation to deliver shares of Common Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Corporation ("Designated Broker") in lieu of delivery to the optionee. Such instructions must designate the account into which the shares are to be deposited. The optionee may tender this notice of exercise, which has been properly executed by the optionee, and the aforementioned delivery instructions any Designated Broker.

        (f)  TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY.

             (i) In the event the optionee during his lifetime ceases to be an employee of the Corporation or a Subsidiary for any reason other than death, any Stock Option which is otherwise exercisable by the optionee shall immediately terminate; provided, however, that in the case of an optionee who is disabled within the meaning of Section 22(e)(3) of the Code, such Option shall be exercisable for a nine-month period beginning on the date on which he ceases to be an employee. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment, for the purposes of the Plan, shall be determined by the Committee, which determination, shall be final and conclusive.

             (ii) In the event of the death of an optionee while he is an employee of the Corporation or a Subsidiary, any Stock Option which was otherwise exercisable by the optionee at the date of death may be exercised by his personal representative at any time prior to the expiration of nine months from the date of death, but in any event no later than the date of expiration of the option exercise period.

             (iii) Notwithstanding the foregoing, in the event the optionee during the optionee's lifetime ceases to be an employee of the Corporation simultaneously with or after a Change in Control of the Corporation (as defined herein), for any reason other than death, disability (within the meaning of Section 22(e)(3) of the Code), approved retirement, or a termination for cause as determined pursuant to the Corporation's personnel policies before any such transaction, unless the optionee elects otherwise, the Corporation shall be required to pay to the optionee, in cash, an amount equal to the excess over the purchase price of the then fair market value of the shares of Common Stock subject to the optionee's outstanding Stock Options; provided, however, that if any right granted pursuant to this Subsection would make the Change in Control ineligible for pooling of interests accounting treatment under APB No. 16 or any subsequent similar authority, that but for this provision would otherwise be eligible for such accounting treatment, or would otherwise affect the tax treatment of such Change in Control, the optionee shall not receive a cash payment in lieu of the exercise of his or her Stock Options.

        (g) SATISFACTION OF OPTION PRICE. In addition to the other powers granted to the Committee under this Plan, the Committee shall have the discretion to include in any Stock Option grant the right of the optionee (i) to pay for the stock with stock of the corporation granting the option, (ii) to receive a loan from the Corporation to pay for the stock, with such terms as shall not cause the Stock Option to become disqualified as an "incentive stock option" as defined in Section 422 of the Code and/or (iii) to receive such assistance from the Corporation in obtaining a loan from a financial institution as is necessary in the sole discretion of the Committee.

        (h) RULE 16b-3 RESTRICTIONS. Unless an optionee could otherwise transfer Common Stock issued pursuant to a Stock Option granted hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of a Stock Option to the date of disposition of the Common Stock issued upon exercise of such option.

        (i) LIMITS ON INCENTIVE STOCK OPTIONS. Each Incentive Stock Option shall provide that to the extent that the aggregate fair market value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the Plan or any other stock option plan of the Corporation exceeds $100,000, then such option as to the excess shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or parent of the Corporation, unless the option price per share is not less than 110% of the fair market value of Common Stock on the date of grant and the option exercise period is not more than five years from the date of grant.


6.      GRANTS TO NONEMPLOYEE DIRECTORS

        (a) OPTION GRANTS TO NONEMPLOYEE DIRECTORS. On the day of the annual meeting of stockholders (the "Date of Grant"), each Nonemployee Director shall receive a Nonqualified Stock Option (a "Formula Grant Option") to purchase 2,000 shares of Common Stock of the Corporation, plus 500 shares of Common Stock for each full year the Nonemployee Director has served as a member of the Board as a Nonemployee Director, up to a maximum of 4,000 shares of Common Stock per grant. The option price of a Formula Grant Option shall be equal to the fair market value of a share of Common Stock on the Date of Grant, as determined under
Section 5(b) of the Plan. Formula Grant Options shall become exercisable one year following the Date of Grant. Formula Grant Options shall have a term of ten years after the Date of Grant, provided that the optionee remains a Nonemployee Director or employee of the Corporation.

        Upon a Nonemployee Director ceasing to be a Director for any reason other than death or disability or as a result of becoming an employee of the Corporation, such Director's Formula Grant Options shall immediately terminate. In the event a Nonemployee Director ceases to be a Director by reason of death or disability, such Director's Formula Grant Options may thereafter be exercised in accordance with the applicable provisions of Section 5(e) of the Plan. In the event a Nonemployee Director ceases to be a Director by reason of his becoming an employee of the Corporation and his employment with the Corporation is subsequently terminated, such Director's Formula Grant Options may thereafter be exercised in accordance with the provisions in Section 5(f) of the Plan.

        (b) STOCK GRANTS TO NONEMPLOYEE DIRECTORS. On the date of the annual meeting of stockholders, each Nonemployee Director shall receive a grant of shares of Common Stock equal in value to 2/3 of the amount of the annual retainer due to such Director for the fiscal year in which the Date of Grant occurs.

        For purposes of determining the amount of shares to be distributed, the fair market value of a share of Common Stock shall be determined in accordance with the provisions of Section 5(b). Such shares shall not be sold for six months following the Date of Grant. No other restrictions shall apply to such shares.

        (c) Notwithstanding any other provision of the Plan, this Section 6 may not be amended more than once every six months, except for amendments necessary to conform the Plan to changes of the provisions of, or the regulations relating to, the Code.

7.      TRANSFERABILITY OF OPTIONS

        Only the optionee or his or her authorized legal representative may exercise rights under a Stock Option. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the regulations thereunder. When an optionee dies, the personal representative or other person entitled to succeed to the rights of the optionee ("Successor Optionee") may exercise such rights. A Successor Optionee must furnish proof satisfactory to the Corporation of his or her right to receive the Stock Option under the optionee's will or under the applicable laws of descent and distribution.

        Notwithstanding the foregoing, the Committee may permit an employee to transfer rights under a Nonqualified Stock Option to the employee's spouse or a lineal descendant or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a "Family Transfer") provided that the employee receives no consideration for a Family Transfer and the Grant Letter relating to the Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Stock Options immediately prior to the Family Transfer.


8.      CHANGE IN CONTROL OF THE CORPORATION

        The Committee shall determine, in its sole discretion, whether a Change in Control has occurred or will occur pursuant to the following rules and its determination shall be final and conclusive. As used herein, a "Change in Control" shall be deemed to have occurred if:

        (a) A liquidation or dissolution of or the sale of all or substantially all of the Corporation's assets occurs;

        (b) As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act) other than Henry Sahakian or Daniel Sahakian or members of their immediate families, becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities; or

        (c) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

9.      CONSEQUENCES OF A CHANGE IN CONTROL

        (a)  NOTICE.

             (i) If a Change in Control as described in Section 8(a) or (b) of the Plan will occur, then, at least 10 days after the approval by the stockholders of the Corporation (or approval by the Board, if stockholder action is not required) of such Change in Control, the Corporation shall give each optionee with any outstanding Stock Options written notice of such proposed Change in Control.

             (ii) If a Change in Control as described in Section 8(b) may occur without approval by stockholders (or approval by the Board) and does so occur, or a Change in Control as described in 8(c) occurs, then, at least 10 days after such Change in Control, the Corporation shall give each optionee with any outstanding Stock Options written notice of the Change of Control.

        (b) ELECTION PERIOD. In connection with the Change in Control and effective only upon such Change in Control, each such optionee shall thereupon have the right, within 20 days after such written notice is sent by the Corporation (the "Election Period"), to make an election as described in Subsection (c) with respect to all of his or her outstanding Stock Options (whether the right to exercise such Stock Options has then accrued or the right to exercise such Stock Options will occur or has occurred upon the Change in Control pursuant to Section 5(d) of the Plan).

        (c) ELECTION RIGHT. During the Election Period, each such optionee shall have the right to elect:

             (i) To exercise in full any installments of such Stock Options not previously exercised or,

             (ii) To surrender all or part of such outstanding Stock Options, in exchange for a cash payment by the Corporation in an amount equal to the excess over the purchase price of the then fair market value of the shares of Common Stock subject to the optionee's outstanding Stock Options; provided, however, that if the Change in Control is within six months after the date of grant of a particular Stock Option held by an optionee who is subject to Section 16(b) of the Exchange Act, any cash payment to the optionee shall be made on the day which is six months and one day after the date of grant of such Stock Option.

        (d) TERMINATION OF STOCK OPTIONS. If an optionee does not make a timely election in accordance with Subsection (c) in connection with a Change in Control described in Section 8(b) where the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation), such Stock Options shall terminate as of the Change in Control. Notwithstanding the foregoing, an option will not terminate if assumed by the surviving or acquiring corporation, or its parent, upon a merger or consolidation and, with respect to an Incentive Stock Option, the assumption of the option occurs under circumstances which are not deemed a modification of the option within the meaning of Sections 424(a) and 424(h)(3)(A) of the Code.

        (e)  ACCOUNTING AND TAX LIMITATIONS

             (i) Notwithstanding the foregoing, if the right described in Subsection (c)(2) would make the applicable Change in Control ineligible for pooling of interest accounting treatment under APB No. 16 or any subsequent similar authority, or make such Change in Control ineligible for desired tax treatment with respect to such Change in Control, that but for those provisions would otherwise be eligible for such treatment the optionee shall receive shares of Common Stock with a fair market value (as defined in Section 5(b)) equal to the cash that would otherwise be payable hereunder in substitution for the cash.

             (ii) Notwithstanding the foregoing, if the termination of the Stock Options described in Subsection (d) would make the applicable Change in Control ineligible for pooling of interest accounting treatment under APB No. 16 or any subsequent similar authority, that but for such provision would otherwise be eligible for such treatment, each affected optionee shall receive a replacement or substitute stock option issued by the surviving or acquiring corporation.


10.     AMENDMENT AND TERMINATION OF THE PLAN

        (a) AMENDMENT. The Board, by written resolution, may amend or terminate the Plan at any time; provided, however, that any amendment that increases the aggregate number (or individual limit for any single optionee) of shares of Common Stock that may be issued or transferred under the Plan (other than by operation of Section 4(b)), or modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the stockholders of the Corporation, and provided, further, that the Board shall not amend the Plan without stockholder approval if such approval is required by Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.

        (b) TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board of Directors of the Corporation or unless extended by the Board with the approval of the stockholders.

        (c) TERMINATION AND AMENDMENT OF OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a grantee unless the grantee consents or unless the Committee acts under Section 21(b) hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Stock Option. Whether or not the Plan has terminated, an outstanding Stock Option may be terminated or amended under Section 21(b) hereof or may be amended by agreement of the Corporation and the optionee consistent with the Plan.

        (d) GOVERNING DOCUMENT. The Plan shall be the controlling document. No other statements, representations, explanatory materials, or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Corporation, its successors and assigns.

11.     COVENANT NOT TO COMPETE; CONFIDENTIALITY AGREEMENT

        The Grant Letter may provide that, as a condition of the optionee's acceptance of the Stock Option, the optionee shall agree to be bound by a covenant not to compete and/or a confidentiality agreement with the Corporation containing such terms as the Committee and the Board shall deem advisable.


12.     INDEMNIFICATION OF COMMITTEE

        In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Grant issued thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.


13.     FUNDING OF THE PLAN

        This Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Stock Options.


14.     RIGHTS OF INDIVIDUALS

        Nothing in this Plan shall entitle any employee or Nonemployee Director or other person to any claim or right to be granted a Stock Option under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Nonemployee Director any rights to be retained by or in the employ of the Corporation or any other employment rights.


15.     NO FRACTIONAL SHARES

        No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Stock Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

16.     WITHHOLDING OF TAXES

        The optionee or other person receiving shares of Common Stock upon the exercise of a Nonqualified Stock Option shall be required to pay to the Corporation the amount of any federal, state or local taxes which the Corporation is required to withhold with respect to the exercise of such Nonqualified Stock Option or the Corporation shall have the right to deduct from other wages paid to the employee by the Corporation (including through the withholding of Common Stock purchased upon the exercise of a Nonqualified Stock Option, if then authorized by the Committee and applicable law) the amount of any withholding due with respect to such Nonqualified Stock Option.


17.     AGREEMENTS WITH OPTIONEES

        Each Stock Option made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.


18.     REQUIREMENTS FOR ISSUANCE OF SHARES

        No Common Stock shall be issued or transferred upon the exercise of any Stock Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option made to any optionee hereunder on such optionee's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Corporation, including any requirement that a legend or legends be placed thereon.


19.     HEADINGS

        Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.


20.     EFFECTIVE DATE

        Subject to the approval of the Corporation's stockholders, this Plan shall be effective as of November 1, 1996.


21.     MISCELLANEOUS

        (a) SUBSTITUTE GRANTS. The Committee may make a grant to an employee of another corporation who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Corporation or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock

Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.

        (b) COMPLIANCE WITH LAW. The Plan, the exercise of Stock Options and the obligations of the Corporation to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and to approvals by an governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Corporation that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. Notwithstanding anything in the Plan to the contrary, if Rule 16b-3 ceases to apply to the Plan for any reason, all requirements provided for in the Plan relating to Rule 16b-3 shall be null and void as of the date Rule 16b-3 so ceases to apply.

        The Committee may revoke any Stock Option if it is contrary to law or modify a Stock Option to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to optionees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

        (c) OWNERSHIP OF STOCK. An optionee or Successor Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by a Stock Option until the shares are issued or transferred to the optionee or Successor Optionee on the stock transfer records of the Corporation.

        (d) GOVERNING LAW. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.


                                              UNI-MARTS, INC.
Attest:




------------------------------                -------------------------------

                                                                       EXHIBIT B

                                 AMENDMENT 1995-1
                               TO THE UNI-MARTS, INC.
                              EQUITY COMPENSATION PLAN

1. Section 5(l) of the Plan is amended to read, in its entirety, as follows:

        "(l) OPTION GRANTS TO DIRECTORS. For each fiscal year of the Corporation, beginning October 1, 1994, on the day of the annual meeting of stockholders (the `Date of Grant'), each Director shall receive a Nonqualified Stock Option (a `Formula Grant Option') to purchase 2,000 shares of Common Stock of the Corporation. As of October 2, 1995, each Director shall receive a Formula Grant Option to purchase 250 shares of Common Stock for each full year the Director has served as a nonemployee member of the Board of the Corporation, up to a maximum of 1,000 shares of Common Stock. On the day of the annual meeting of stockholders held in 1996, each Director shall receive a Formula Grant Option to purchase the 2,000 shares of Common Stock described above, plus 500 shares of Common Stock for each full year the Director has served as a nonemployee member of the Board of the Corporation, up to a maximum of 4,000 shares of Common Stock per grant.

The option price of a Formula Grant Option shall be equal to the fair market value of a share of Common Stock on the Date of Grant, as determined under
Section 5(b) of the Plan. Formula Grant Options shall become exercisable twelve months following the Date of Grant. Formula Grant Options shall have a term of ten years after the Date of Grant, provided that the optionee remains a Director or an employee of the Corporation.

Upon a Director ceasing to be a Director for any reason other than death or disability or as a result of becoming an employee of the Corporation, such Director's Formula Grant Options shall immediately terminate. In the event a Director ceases to be a Director by reason of death or disability, such Directors' Formula Grant Options may thereafter be exercised in accordance with the applicable provisions of Section 5(e) of the Plan. In the event a Director ceases to be a Director by reason of his becoming an employee of the Corporation and his employment with the Corporation is subsequently terminated, such Director's Formula Grant Options may thereafter be exercised in accordance with the provisions of Section 5(e) of the Plan.

Notwithstanding any other provision of the Plan, this Section 5(l) may not be amended more than once every six months, except for amendments necessary to conform the Plan to changes in the provisions of, or the regulations relating to, the Code."


2. This Amendment 1995-1 shall be effective as of October 2, 1995, conditioned upon the approval of this Amendment 1995-1 by the Corporation's stockholders.

                                                                        APPENDIX

                                 UNI-MARTS, INC.

                                      PROXY

     This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on February 22, 1996 and any adjournment thereof.

     This Proxy will be voted as specified on the reverse side hereof. If no specific direction is given, it will be voted for the election of Directors, for approval of the 1996 Equity Compensation Plan, for the amendment of the Equity Compensation Plan and for the ratification of the appointment of the independent auditors.

     The undersigned appoints Henry D. Sahakian and J. Kirk Gallaher, or any one or more of them acting in the absence of others, proxies, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, February 22, 1996, at 10:00 A.M., and any adjournment thereof, as set forth on the reverse hereof.

1.  ELECTION OF DIRECTORS                 Joseph V. Paterno, Charles C. Pearson
                                          Jr., Daniel D. Sahakian
FOR ALL NOMINEES     WITHHOLD
  LISTED ABOVE     AUTHORITY TO           (Instruction: To withhold
   (except as      VOTE FOR ALL            authority to vote for any
  marked to the   NOMINEES LISTED          nominee, write that nominee's
 contrary below)       ABOVE               name on the line below.

      /  /              /  /              ------------------------------------


2.  PROPOSAL TO APPROVE THE 1996 EQUITY COMPENSATION PLAN.

   For     Against     Abstain

  /  /      /  /        /   /


3.  PROPOSAL TO APPROVE AMENDMENT OF THE EQUITY COMPENSATION
    PLAN TO INCREASE GRANTS OF NONQUALIFIED STOCK OPTIONS TO
    NONEMPLOYEE DIRECTORS.

   For     Against     Abstain

  /  /      /  /        /  /


4.  PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
    AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR
    ENDING SEPTEMBER 30, 1996.

   For     Against     Abstain

  /  /      /  /        /  /



Date: -------------------------------
-------------------------------------
-------------------------------------
Signature(s)
IMPORTANT: Please sign your name or names exactly as printed on this proxy. When signing as attorney, executor, administrator, trustee or guardian, give title as such.













                                        2